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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): FEBRUARY 18, 2005

                               NOVO NETWORKS, INC.
               (Exact Name of Registrant as Specified in Charter)

           DELAWARE                        000-28579                      75-2233445
 (State or Other Jurisdiction      (Commission File Number)    (IRS Employer Identification No.)
      of Incorporation)

       2311 CEDAR SPRINGS ROAD, SUITE 400                        75201
                  DALLAS, TEXAS                                (Zip Code)
    (Address of Principal Executive Offices)

       Registrant's Telephone Number, Including Area Code: (214) 777-4100

                                 NOT APPLICABLE.
          (Former Name or Former Address, if Changed Since Last Report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         [ ] Written communications pursuant to Rule 425 under the Securities
             Act (17 CFR 230.425)

         [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange
             Act (17 CFR 240.14a-12)

         [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================



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ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

BACKGROUND

         During the third quarter of fiscal 2004, Novo Networks, Inc. (the "Company," "we", "our" or "it") began to pursue a revised plan of operation because of our liquidity position, our lack of a viable transaction for the redeployment of our remaining cash assets (a "Business Opportunity") and our belief that under any liquidation scenario our stockholders would not receive any recovery on or value for their holdings. This determination was made based on our belief that the most beneficial transaction for our stockholders would involve the exchange of a certain amount of our common stock for the equity of a privately held company that values our assets, including, without limitation, our cash, and our status as a reporting company under the Securities Exchange Act of 1934, as amended (a "Strategic Combination"). In pursuing the best Strategic Combination possible, we believed that it would be necessary to effect a recapitalization that would have resulted in all of the holders of our preferred stock electing to convert their shares into common stock, at a negotiated and substantially reduced conversion price (a "Recapitalization Event"). Considering our limited cash, we believed that the most likely form of Strategic Combination would involve a substantial portion of the consideration being paid in the form of common stock.

         During the three months ended March 31, 2004, we contemplated a Recapitalization Event. Despite significant efforts, we were unable to accomplish such Recapitalization Event in the third quarter of our fiscal 2004. Our belief was that we would be in a better position to consummate a Strategic Combination if we were able to achieve such a Recapitalization Event. Accordingly, we proposed another Recapitalization Event on January 6, 2005, and after several rounds of negotiations, we were ultimately able to obtain the requisite approval from the holders of our Series B Convertible Preferred Stock (the "Series B Preferred Stock") and our Series D Convertible Preferred Stock (the "Series D Preferred Stock") and, collectively with the Series B Preferred Stock and the Series E Preferred Stock, as defined below, the "Preferred Stock") for such a Recapitalization Event. The Recapitalization Event will be completed upon the filing of a Certificate of Amendment, in the form attached hereto as
Exhibit 3.11, with the Delaware Secretary of State (see "Pending Amendment to our Articles of Incorporation" under Item 5.03, below).

ACQUISITION OF SUBSTANTIALLY ALL OF THE ASSETS OF BERLINER COMMUNICATIONS, INC.

         On February 18, 2005, we entered into an asset purchase agreement, a copy of which is attached to this report as Exhibit 2.3 (the "Purchase Agreement"), with Berliner Communications, Inc. ("Berliner Communications") and BCI Communications, Inc., a Delaware corporation and wholly-owned subsidiary of our company ("BCI"), whereby BCI acquired (the "Acquisition") substantially all of the assets (the "Berliner Assets") and assumed certain of the liabilities of Berliner Communications. We acquired title to the Berliner Assets subject to a lien on all such assets to secure outstanding borrowings of $432,000 under a $1,250,000 credit facility between Presidential Financial Corporation of Delaware Valley ("Presidential") and Berliner Communications. We are in the process of negotiating with Presidential to enter into a new facility in the name of BCI, which is expected to be on substantially the same terms as the existing credit facility. In the event BCI is unable to reach agreement with Presidential, BCI will be required to repay approximately $432,000 to effect a release of Presidential's security interest in all of the Berliner Assets.

         Under the Purchase Agreement, BCI agreed to acquire the Berliner Assets in exchange for the issuance of our capital stock as follows:

      o 147,676,299 shares of newly issued, non-assessable shares of our common stock, par value $0.00002 per share (the "Common Stock"); and

      o 3,913,669 shares of newly issued, non-assessable shares of our Series E Convertible Preferred Stock, par value $0.00002 per share (the "Series E Preferred Stock").

         The purchase price was based upon the respective working capital, net worths and other balance sheet items of Berliner Communications and us. Neither party has agreed to indemnify the other for any losses or liabilities arising from consummation of the transaction.

         In light of our current cash position, our current capital requirements and the capital requirements of BCI, we do not anticipate pursuing any other Business Opportunities at the present time. As such, we recognize that our ability to continue as a going concern will be directly dependent upon the ability of BCI to generate revenues in amounts sufficient to fund not only its own operational expense, but our operational expenses as well. Please see "Liquidity and Capital Resources," below).

VOTING AGREEMENT

         One of the conditions of the Purchase Agreement was our delivery of a voting agreement (the "Voting Agreement") executed by us, Berliner Communications, as a holder of a majority of our Common Stock and as the sole holder of our newly issued Series E Preferred Stock, and the holders of more than two thirds of our Series B Convertible Preferred Stock and Series D Convertible Preferred Stock, respectively. A copy of the Voting Agreement is attached as Exhibit 9.2 to this Current Report. Under the terms of the Voting
Agreement:

    1. A majority of the Common Stock, voting as a single class with the holders of the Series D Preferred Stock and the Series E Preferred Stock, as well as the holders of the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock (collectively, the "Preferred Stock"), each voting as a single class, authorized, and gave us their proxy to vote in their name for the approval of, among other things, the following:

    o the execution of the Purchase Agreement and the transactions contemplated thereby;

    o the adoption of the Certificate of Amendment, which will, among other things, effect a name change, increase the amount of authorized Common and Preferred Stock, and effect a reverse split of the Common and Preferred Stock (see "Pending Amendment to Our Articles of Incorporation" under Item 5.03, below);

    o the agreements with the holders of the Series B Preferred Stock and Series D Preferred Stock to amend the terms of the Series B Preferred Stock and Series D Preferred Stock as set forth in the Certificate of Amendment; and

    o the immediate conversion of all issued and outstanding shares of Preferred Stock into Common Stock upon the filing of the Certificate of Amendment with the Delaware Secretary of State (the "Effective Time").

    2.   All of the holders of shares of Series D Preferred Stock agreed that:

    o from and after the date of the closing of the Acquisition, the holders of the Series D Preferred Stock would be deemed to have (i) waived all of future rights, as holders of Series D Preferred Stock, to the quarterly dividends provided for in Section 1 of the Series D Certificate of Designation, and payable after December 31, 2004 (the "Series D Future Dividends"), without affecting their right to receive dividends that have accrued through December 31, 2004, regardless of whether the Series D Future Dividends were payable in cash or stock, and (ii) released us from our obligation to pay the Series D Future Dividends notwithstanding anything to the contrary in the Series D Certificate;

    o for purposes of Section 2.4 of the Series D Certificate of Designation, they (i) acknowledged that the liquidation preference granted to the Series E Preferred Stock that we issued to Berliner Communications as consideration for the Acquisition would not constitute a liquidation preference greater in amount than the purchase price of the Series E Preferred Stock, plus dividends, if any, accrued but unpaid on such purchase price and (ii) waived any right that they had to challenge or otherwise dispute such a determination; and

    o for purposes of Section 2.3(a) of the Series D Certificate of Designation, we would not be required to treat the issuance of the Series E Preferred Stock to Berliner Communications as a liquidation, dissolution, or wind-up of our affairs.

    3. Holders of more than two-thirds or more of the shares of Series B Preferred Stock and the holders of all of the shares of the Series D Preferred Stock, each voting separately as a class, agreed, consented to, and approved the issuance of the Series E Preferred Stock to Berliner Communications.

    4. Holders of more than two-thirds of the shares of the Series B Preferred Stock, holders of all of the shares the Series D Stock, and holders of all of the shares of the Series E Preferred Stock, each voting separately as a class approved, consented to, and agreed that regardless of the provisions set forth in the respective certificates of designation for the Series B Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock, as such provisions exist at the time immediately prior to the Effective Time (and without affecting the obligations of the holders of the Preferred Stock to effect the conversion of the Preferred Stock into Common Stock upon the effectiveness of the Certificate of Amendment), in the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or wind-up of our affairs (including a Deemed Liquidation as defined in the Series D Certificate of Designation), that prior to the holders of the Common Stock receiving any proceeds from such a liquidation event, the holders of the Preferred Stock will share ratably in the collective value of (i) the liquidation preference of the Series B Preferred Stock as of December 31, 2004; (ii) the liquidation preference of the Series D Preferred Stock as of December 31, 2004; and (iii) the agreed-upon liquidation value of the Series E Preferred Stock as designated in the Purchase Agreement in the following percentages: 6.57% to the holders of the Series B Preferred Stock; 13.82% to the holders of the Series D Preferred Stock; and 79.61% to the holders of the Series E Preferred Stock.

    5. Holders of the Series D Preferred Stock agreed that during the period beginning on the date of the closing of the Acquisition and until the Effective Time, they will exercise their right to designate one of the three members not selected

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         by Berliner Communications to our board of directors ("Board") in consultation with the holders of the Series B Preferred Stock.

    6. We, along with the holders of the Series B Preferred Stock, the Series D Preferred Stock, and Berliner Communications agreed that, for the period beginning on the Effective Time and continuing until the date that the current holders of the Series B Preferred Stock and the Series D Preferred Stock (the "Converted Preferred Stockholders") collectively hold less than 30% of the shares of Common Stock held by the Converted Preferred Stockholders at the Effective Time, Berliner Communications will nominate for election, vote all shares of our Common Stock that Berliner Communications now holds or will hold in the future for, and otherwise support, one individual designated by the holders of 75% of the Common Stock held by the Converted Preferred Stockholders to our Board, assuming that there are five directors, or such other number of director designees as will equal 20% of the total membership of our Board in the event of any increase. Berliner Communications also agreed not to vote to remove any such director designee unless such removal is requested in writing by holders of 75% of the Common Stock then held by Converted Preferred Stockholders. If any such director designee ceases, for any reason, to serve as a member of our Board during his or her term of office, Berliner Communications also agreed to vote all shares of our Common Stock that Berliner Communications now holds or will hold in the future for the election of such new director designee as will be recommended in writing by the holders of 75% of the Common Stock then held by such Converted Preferred Stockholders.

BUSINESS OF BCI

         Founded in 1995, Berliner Communications originally provided wireless carriers with comprehensive Real Estate Site Acquisition and Zoning Services. Prior to the Acquisition, the service offerings had expanded to include Radio Frequency and Network Design and Engineering, Infrastructure Equipment Construction and Installation, Radio Transmission Base Station Modification and Project Management Services. With the consummation of the Acquisition, BCI will now carry on the historical operations of Berliner Communications. Unless otherwise specified or otherwise clear from the context, each reference to BCI in this Current Report will be deemed to be a reference to both BCI and the historical operations and activities of Berliner Communications prior to February 18, 2004.

INDUSTRY BACKGROUND

         Wireless Telecommunications Networks

         Wireless networks are telecommunications systems built using radio-based systems that allow a telephone set or data terminal to communicate without a metallic or optical cord or wire equipment. The life cycle of a wireless network continually evolves and consists of several phases, including strategic planning, design, deployment, expansion, operations and maintenance. During the strategic planning phase, operators pursue the licenses necessary to build out a wireless system and make decisions about the type of technology and equipment to be used, where it will be located and how it will be configured. Technical planning and preliminary engineering designs are often required to decide on a deployment strategy and determine construction costs and the revenue generating ability of the wireless system.

         Following acceptance of a wireless network design, access to land or building rooftops must be secured for towers or telecommunications equipment, including radio base stations, antennae and supporting electronics. Each site must be qualified in a number of areas, including zoning ordinance requirements, regulatory compliance and suitability for construction. Detailed site location designs are prepared and radio frequency engineers review interference to or from co-located antennae. Construction and equipment installation then must be performed and site performance is measured after completion of construction. Finally, professional technicians install and commission the new radio equipment, test it, integrate it with existing networks and tune the components to optimize performance.

         Once a wireless network becomes operational and the number of subscribers increases, the system must be expanded to increase system coverage and capacity. In addition, the wireless system must be continually updated and optimized to address changes in traffic patterns and interference from neighboring or competing networks or other radio sources. Operations and maintenance also involves tuning the network to enable operators to compete more effectively in areas where there are multiple system operators.

         Finally, as new technologies are continuously developed, wireless service providers must determine whether to upgrade their existing networks or deploy new networks utilizing the latest available technologies. Overlaying new technologies, such as late second generation and third generation ("2.5G" and "3G," respectively) with an existing network or deploying a new network requires operators to reengage in the strategic planning, design, deployment, expansion, operations and maintenance phases of a new cycle in the life of an existing or new network.

         Growth and Evolution of the Wireless Telecommunications Industry

         Worldwide use of wireless telecommunications has grown rapidly as cellular and other emerging wireless communications services have become more widely available and affordable for the mass business and consumer markets. The rapid growth in wireless telecommunications is driven by the dramatic increase in wireless telephone usage, as well as strong demand for wireless Internet and other data services.

         Wireless access to the Internet is in an early stage of development and growing rapidly as web-enabled devices become more widely accessible and affordable. Demand for wireless Internet access and other data services is accelerating the adoption of new technologies, such as those embodied in 3G, to enable wireless networks to deliver enhanced data capabilities. Examples of wireless data services include e-mail, messaging services, music on-demand, m-banking, locations-based services and interactive games.

         Key Drivers of Change in Our Business

         Historically, the key drivers of change in the wireless telecommunications industry have been: (i) the issuance of new or additional licenses to wireless service providers; (ii) the introduction of new services or technologies; (iii) the increase in the number of subscribers served by wireless service providers, the increase in usage by those subscribers and the scarcity of wireless spectrum; (iv) the increasing complexity of wireless systems in operation; and (v) the current consolidation in the telecommunications sector. Each of these key drivers is discussed below.

            o The issuance of new or additional licenses to wireless service providers. After receiving new or additional licenses necessary to build out their wireless systems, wireless service providers must make decisions about what type of technology and equipment will be used, where it will be located and how it will be configured. In addition, detailed site location designs must be prepared and radio frequency engineers must review interference to or from co-located antennae. Construction and equipment installation then must be performed and professional technicians must install and commission the new radio equipment, test and integrate it with existing networks and tune the components to optimize performance.

            o The introduction of new services or technologies. Although wireless service providers traditionally have relied upon their internal engineering workforces to address a significant portion of their wireless network needs, the rapid introduction of new services or technologies in the wireless market and the need to reduce operating costs in many cases has resulted in wireless service providers and equipment vendors focusing on their core competencies and, as a result, outsourcing an increasing portion of their network services. In addition, in the United States, the Federal Communications Commission, or FCC, recently began requiring wireless service providers to provide wireless number portability to customers, which makes it easier for consumers to switch wireless service providers by giving consumers the ability to do so without changing their phone numbers. Wireless number portability increases the complexity of call processing, number administration, service assurance and network operations. We believe that nearly every U.S.-based wireless service provider is, or will be, upgrading its network in order to mitigate the potential for customer termination or churn as a result of the implementation of number portability. This involves providing both additional network capacity and expanded geographic coverage to address wireless customers' perceptions of network quality.

            o The increases in the number of wireless subscribers served by wireless providers. The increases in the number of subscribers served by wireless service providers, the increase in usage by those subscribers, and the scarcity of wireless spectrum require wireless service providers to expand and optimize system coverage and capacity to maintain network quality. The wireless system also must be continually updated and optimized to address changes in traffic patterns and interference from neighboring or competing networks or other radio sources.

            o The increasing complexity of wireless systems in operation. As new technologies are developed, wireless service providers must determine whether to upgrade their existing networks or deploy new networks utilizing the latest available technologies in order to maintain their market share. For example, overlaying new technologies such as 2.5G and 3G with an existing network or deploying a new network requires wireless service providers to reengage in the strategic planning, design, deployment, expansion, operations and maintenance phases of a new cycle in the life of an existing or new network.

            o The current consolidation in the telecommunications sector. In light of recent consolidation in the telecommunications sector, companies are faced with issues regarding the integration of separate telecommunications networks. This may provide BCI with the opportunity to provides services relating to performing network compatibility testing and resolving integration solutions.


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INDUSTRY CHALLENGES

         Around the middle of 2000, the major wireless carriers began evaluating their cost in engineering and constructing wireless sites, and as a result, the cost of engineering and constructing a wireless site became a major issue. At this time, several well-funded private and public firms entered the industry as high-level general contractors. Companies such as Bechtel, General Dynamics, and Ericsson put themselves between wireless carriers such as Sprint, Nextel, AT&T Wireless, T-Mobile and their former contractors, such as Berliner Communications, by negotiating flat pricing with these wireless carriers. Many of these firms entered into agreements with limited knowledge of the actual cost to complete the work, resulting in many lower than market bids. As a result, many smaller subcontractors could not compete at such reduced margins. The wireless carriers also significantly reduced the number of sites they were going to build. These factors contributed to industry attrition in the equipment construction and installation sector. They also had a severe negative effect on Berliner Communication's profitability.

         We estimate that over the last two years more than 40% of the companies similar to Berliner Communications ceased operations. During this time, Berliner Communications re-engineered its business, its cost structure and its operations. It reduced staff and expenses and effected changes in its capital structure. Although such adjustments were made, Berliner Communications continued to face these competitive challenges.

OUR POSITION IN THE INDUSTRY

         BCI believes that the large wireless carriers are not entirely satisfied with their experience with the large project management firms, and that this dissatisfaction might create an opportunity for full self-performing service firms, such as BCI, with the ability to handle volume to take over a portion of the work currently being performed by these large program management firms.

         Another significant change affecting the wireless telecommunications industry was the implementation of Local Number Portability ("LNP"), which went into place in November of 2003. LNP allows a customer to take his or her telephone number with them to another carrier in the same geographic service area. Berliner Communications believed that this occurrence prompted the major wireless carriers to re-examine ways to improve the performance of their networks, which may include an association with a smaller service provider, such as BCI. Increased activations and decreased customer turnover were two other developments in 2003 that placed additional pressure on the networks. These factors have prompted the construction of additional sites, which could provide opportunities to provide additional services for such firms.

         These and other events are putting additional pressure on the major wireless carriers to outsource certain services, resulting in a rise in prices for outside contractors and increased margins for providing such outsourcing services. BCI has observed a slight increase in its margins with the carriers with whom it directly contracts. Berliner Communications became aware that Sprint was evaluating responses to a request for proposal to do a complete overlay of their network with a data EVDO solution and that Nextel is also in a request for proposal phase to do a complete upgrade of its network from 800Mhz to 1900Mhz. In response to these opportunities, Berliner Communications submitted proposals to both Sprint and Nextel and received a purchase order and subcontract agreement, respectively, for work which ultimately changed because of the recently announced merger between those companies. Berliner Communications is currently receiving work on both jobs, but in smaller increments than previously expected. BCI may also benefit from new developments in wireless technology and the current consolidation in the telecommunications industry.

DESCRIPTION OF BCI SERVICES

         Real Estate Site Acquisition and Zoning.

         Berliner Communication began its business providing primarily Real Estate Site Acquisition Services that generally involve acting as an intermediary between telecom companies and owners of real estate and other facilities. In order to build and expand their networks, telecommunication companies require locations that have direct access to highways and roads to mount their antennas and equipment. The telecom companies are able and willing to pay fees for the rights to place their equipment in strategic locations. Facility owners, on the other hand, are eager to earn additional income from their properties, which have access to mobile traffic. BCI generates fees by introducing telecom companies and real estate operators. BCI identifies appropriate properties, negotiates the transactions and handles the administrative and bureaucratic details. BCI also uses its accumulated knowledge and relationships to assist in the planning and installation of the telecommunication facilities. BCI also offers customers assistance in acquiring all necessary permits, entitlements and approvals that may be required by municipalities. BCI also prepares all zoning applications needed, attends any necessary zoning hearings and obtains necessary land use permits to begin installation. During this phase, BCI works to build community support for wireless infrastructure and services and responds to any community protests or concerns. Outsourcing this function often keeps carriers out of the public eye during potentially controversial and emotional responses from community members and potential customers. Project management includes vendor management, project preparation and coordination, engineering coordination and construction coordination.

         Infrastructure Equipment Construction and Installation.

         As the wireless telecommunications industry changed rapidly during the mid-1990's, Berliner Communications adapted by adding Infrastructure Equipment Construction and Installation Services to its suite of services. The quality of the installation work in a system build-out is one of the most critical aspects of system performance. Once the necessary site acquisition steps have been completed, materials to construct a tower are ordered from a tower fabricator. Installation can involve clearing sites, laying foundations, bringing in utility lines and installing shelters and towers. Once finished, equipment installation is performed, as well as any landscaping of the site. The tower site is now ready to be "lit" once the remainder of the network is completed. Installation may start once the preliminary work has been completed and the individual "cell site" or switch location is ready to be built. BCI manages long-range installation projects, which involve various facets of the telecom business. Every site is tested with a simulation to see what levels of line loss exist and how the transmission systems perform.

         Radio Frequency, and Network Design and Engineering.

         Toward the end of the 1990's, BCI saw that the industry was undergoing additional changes and took the opportunity to enter yet another service area. Berliner Communications noticed that companies in the wireless industry were reducing their engineering services staff in order to cut internal costs but were still in need of these services. In response, Berliner Communications added Radio Frequency and Network Design and Engineering Services as part of its portfolio. Such services include designing wireless networks based on the radio frequency which will be used, the types of transmission equipment and technology employed and the power required by the system. Wireless network designs are based on projected subscriber density, traffic demand and desired coverage area. The initial system design is intended to optimize available radio frequency and to result in the highest possible signal quality for the greatest portion of projected subscriber usage within existing constraints. Based on these initial technical guidelines, potential sites are identified and ranked. This process is known as identifying "search rings."

         Radio Transmission Base Station Modification.

         BCI is currently performing cellular base station upgrades and modifications for wireless telecommunications carriers. This work involves upgrades to existing hardware as well as adding new hardware such as radios, duplexers, power systems, site controllers, and is essential for enhancing network capacity and paving the way to deployment of 3G and 4G systems. In order to minimize the impact on existing wireless customers, most of the upgrade/modification work must be performed at night during a so-called "maintenance window" between the hours of 11:00 PM and 5:00 AM. Carriers generally entrust this kind of work only to trained, capable vendors who can reliably and successfully complete the work at each site during the maintenance window.

         Project Management.

         Project Management Services involves BCI's management of the efforts associated with all aspects of the project on a site-by-site basis so the carrier can ultimately broadcast on the newly configured sites.

MAJOR SUPPLIERS AND VENDORS

         Historically, Berliner Communications relied upon subcontractors to perform services in order to fulfill its contractual obligations. Currently, the costs attributable to subcontractors represent approximately 49% of BCI's cost of revenues. BCI does not rely on any one subcontractor and utilizes subcontractors that are available and can meet their contractual timeframe requirements. Due to BCI's reliance on subcontractors, BCI is exposed to the risk that it will be unable to subcontract for services necessary to meet customer expectations or to subcontract for such services on terms that are favorable to BCI.


MAJOR CUSTOMERS

         BCI is currently dependent on eight customers, which collectively comprised approximately 88% of net revenues for the year ended December 31, 2004. Of these customers, five customers individually represented 5% or greater of net revenues for the year ended December 31, 2004, and three customers represented greater than 10% of net revenues for the year ended December 31, 2004. One customer in particular, T-Mobile represented approximately 32% of net revenues for the year ended December 31, 2004. For the year ended December 31, 2003, four customers comprised approximately 83% of net revenue, each of which individually represented greater than 10%. For the year ended December 31, 2002, five customers comprised approximately 90% of net revenue, with four such customers each representing individually greater than 10% of net revenue, with one customer representing greater than 5% but less than 10%. The loss of an individual or a combination of these customers would have a material adverse effect on consolidated revenues.

SEASONALITY

         Incidents of inclement weather, particularly winter months, hinder BCI's ability to complete certain outdoor activities relating to the provision of its services. Demand for BCI's services is typically higher in the last few months of the calendar year, due primarily to acceleration of customer's capital expenditures for completing year end projects, with a corresponding decrease in activity during the first few months of the following calendar year, typically because customers are evaluating their plans for capital expenditures for the coming year during this period.

COMPETITION

         The telecommunications industry is highly competitive. Our competitors include LCC International, Inc., Wireless Facilities, Inc., General Dynamics, CH2M Hill, and Andrew Corporation. Many of these competitors have greater capital resources, longer operating histories, larger customer bases, and more established industry relationships than BCI. In addition, BCI attempts to distinguish itself from its competitors by being adaptable in order to be responsive to carrier specific tasks that arise during any given engagement for services.

GOVERNMENT REGULATION

         Although we are not directly subject to any Federal Communications Commission ("FCC") or similar government regulations, the wireless networks that we design, deploy and manage are subject to various FCC regulations in the United States. These regulations require that these networks meet certain radio frequency emission standards, not cause unallowable interference to other services, and in some cases accept interference from other services. These networks are also subject to certain state and local government regulations and requirements.

GROWTH STRATEGY

         In the long term, BCI plans to position itself to take advantage of niche markets that result from new developments in wireless technology, the current consolidation of the telecommunications sector and other changes in the wireless industry and to serve them before anyone else. Possible new streams of business could be generated by providing wireless broadband for long distance carriers or by installing towers for wind power generation.

EMPLOYEES

         As of February 18, 2005, BCI employs 110 full-time and 2 part-time employees. BCI anticipates the need to increase its work force as an additional contracts for projects are received. None of its employees are represented by labor unions.

FACILITIES

         As of February 18, 2005, BCI acquired leases or contractual arrangements, previously held by Berliner Communications, to utilize approximately 58,459 square feet for its operations, as set forth below:


                                      Approx.                                           Current
                                      Size in                                           Monthly          End of
             Location                 Sq. Feet             Description                   Cost          Lease Term
------------------------------------ ----------- ----------------------------------- -------------- ------------------
20 Bushes Lane                         15,800    Single-story brick building             $ 797      December 2008
Elmwood Park, NJ 07407                           office/warehouse

1100 Tayloyrs Lane Unit 1              10,209    Single-story brick building            $ 5,299     November 2006
Cinnaminson, NJ 08077                            office/warehouse

6608 Virginia Manor Road               4,800     Single-story office space              $ 4,987     June 2005
Beltsville, MD 20705

11861 North Profit Row                 6,000     Single-story brick building            $ 1,500     Month to month
Forney, TX 75117                                 office/warehouse

10 Bushes Lane                         9,950     Single-story brick building            $ 6,200     February 2008
Elmwood Park, NJ 07407                           office/warehouse

97 Linden Avenue*                      11,700    3-story brick building                 $14,733     June 2008
Elmwood Park, NJ 07407                           office space

----------
* BCI subleases one-half of this space.

LEGAL PROCEEDINGS

         As of February 18, 2004, BCI is not a party to, nor are its properties or assets the subject of any pending legal proceedings and no such proceedings are known to us to be threatened or pending or contemplated against BCI, other than routine and non material litigation that occurs in the normal course of BCI's business operations.

PLAN OF OPERATION

         We perceive that BCI must take the following steps within the next 12 months in order to increase its revenues and for it to achieve profitability:

         Increase Staffing.

         As a service provider, BCI's potential for growth will be limited, notwithstanding an increased demand for its services, to the extent it does not have the ability to hire individuals with the requisite technical and field knowledge to provide such services. Because the services BCI offers are diverse, it may experience difficulty obtaining the appropriate level of staffing support in a timely manner.

         Create a Strategic Partnership with an Electrical Contractor.

         New construction services for base station modification or installation requires the services of qualified electrical contractors. Currently, BCI must subcontract out this electrical work. Optimally, BCI would employ one or more electrical contractors to help ensure that its customers' completion schedules are met. Additional electrical contractors would also give BCI more flexibility in offering complete turnkey services. However, BCI recognizes that there is currently a shortage of electrical contractors in New York and New Jersey who are qualified to do the electrical work in our industry. As a result, BCI is exploring the possibility of associating itself with one or more electrical contracting firms to achieve this objective.

         Improve BCI's Fabrication Business Services.

         BCI has identified the need to improve its fabrication business in two ways. First, it needs to employ a full-time individual with appropriate experience in the complex fabrication environment. Second, BCI will require funds in order to invest in more sophisticated equipment and develop a modern production line layout. Currently, BCI's ability to fund these expenditures will come from cash on hand or vendor financing, if available and on terms and conditions acceptable to us.

         Increase Production Capability.

         To the extent BCI experiences increased demand for its production services, such as Infrastructure Equipment Construction and Installation, there is a corresponding need to increase the production of the steel requirements for such jobs. Although, certain items of a typical production job are standard, approximately 80% is criteria specific. This element of specificity requires BCI to have flexible and quality production capability in order to meet construction schedules for such jobs. BCI recognizes that it does not have such capacity at the present time. Additional capital expenditures in materials and equipment are necessary before BCI can improve its efficiencies in this area. If such production capability could be improved and such efficiencies realized, BCI believes that it could also reduce its fabrication schedule, allow it to better respond to changes in industry supply and demand, and increase its ability to compete. Additionally, BCI believes that if it is successful in establishing such a production line, any excess capacity could be used as a potential revenue source by supplying steel to smaller contractors. Currently, BCI's ability to fund these expenditures will come from cash on hand or vendor financings, if available and on terms and conditions acceptable to us.

         Increase Marketing Activities.

         Although BCI has achieved some recognition in the wireless area, it believes that its typical customer may not be aware of its entire range of services. For example, one set of BCI customers may recognize BCI for its Site Acquisition and Zoning or Infrastructure Equipment services without being aware that BCI also provides Radio Frequency and Network Design and Engineering Services. Accordingly, BCI has recognized a need to create and implement a marketing plan, quite possibly with the assistance of a professional marketing firm with industry experience, to market BCI as a provider of integrated wireless services. BCI's integrated service package might be of interest, not only to potential customers looking for "complete turnkey" solutions, but also clients looking for more of an a la carte approach to their wireless needs.

         Increase Business Development Activities.

         BCI recognized the need to increase its focus on business development and customer retention. It anticipates achieving this result though a variety of means, including, without limitation, exposure at trade shows and customer-sponsored events.

MANAGEMENT'S DISCUSSION OF BCI

         We incorporated BCI on February 8, 2005, as a wholly owned subsidiary to purchase the Berliner Assets under the Purchase Agreement and to carry on the historic business operations of Berliner Communications immediately after the consummation of the Acquisition.

         Berliner Communications derived substantially of its revenues from Infrastructure Equipment Construction and Installation Services and Real Estate Site Acquisition and Zoning Services.

companies. Revenues from Infrastructure Equipment Construction and Installation Services as a percentage of total revenues declined in calendar 2004 to 73% as compared to 85% in calendar 2003. Real Estate Site Acquisition and Zoning revenues as a percentage of total revenue increased in calendar 2004 to 20% versus 7% in calendar 2003.

         Revenue is recognized from Radio Frequency and Network Design and Engineering services as work is performed, from Real Estate Site Acquisition and Zoning Services upon the identification of an acceptable site and when the lease is signed between the landlord and the customer and from Infrastructure Equipment Construction and Installation services under the percentage-of-completion method based on the percentage that total direct costs incurred to date bear to estimated total direct costs at completion. Losses on construction contracts are recognized when such losses become known. The cost of revenues consists primarily of wages and benefits, materials, subcontractor costs, equipment rentals and travel expenses. General and administrative expenses are primarily composed of wages and benefits, travel and entertainment, professional fees, insurance, repairs and maintenance, rents, sales and marketing expenses and general office expenses.

         As BCI continues the business operations of Berliner Communications, we anticipate BCI's operating direct costs, as a percentage of revenues, will remain the same in the near future. We anticipate BCI's general and administrative expenses as a percentage of revenues will increase because of the overhead associated with maintaining our public company status.

         In the future, the levels of BCI revenues will depend on a number of factors, including, without limitation, the following:

      o  new developments in wireless technology;

      o  the ability to secure contracts on terms acceptable to BCI;

      o overall activity in the industry, including current consolidation in the telecommunications sector;

      o  increased sales and marketing efforts;

      o  additional industry reliance on outsourcing; and

      o  new opportunities to provide base station modifications.

         The funding for the operations of BCI will primarily come from cash on hand and if the negotiations with Presidential come to a satisfactory conclusion, a new credit facility in the amount of $1,250,000.

MANAGEMENT'S DISCUSSION OF PACIUGO

         On December 19, 2002, we executed a purchase agreement with Ad Astra Holdings LP, a Texas limited partnership ("Ad Astra"), Paciugo Management, LLC, a Texas limited liability company and the sole general partner of Ad Astra ("PMLLC"), and the collective equity owners of both Ad Astra and PMLLC, being Ugo Ginatta, Cristiana Acerbi Ginatta and Vincent Ginatta (collectively, the "Equity Owners"). In this transaction, we acquired a 33% membership interest in PMLLC and a 32.67% limited partnership interest in Ad Astra, which results in our holding an aggregate interest, including the PMLLC general partnership interest, in Ad Astra equal to 33% (the "Initial Interest"), for a purchase price of $2.5 million. Collectively, Ad Astra and PMLLC, through a number of wholly owned subsidiaries, own and manage a gelato manufacturing, retailing and catering business operating under the brand name "Paciugo." We refer collectively to Ad Astra, PMLLC, and their subsidiaries as "Paciugo." As of the date of this Current Report, we continue to hold our Initial Interest in Paciugo; however, we have no plans to expend any of our cash on hand to fund operations for Paciugo nor do we anticipate that we will recognize any revenue from our minority ownership in Paciugo within the next twelve months, if ever. For more information on our relationship with Paciugo, please see our Annual Report on Form 10-K for the period ended June 30, 2004, and our subsequent Quarterly Reports on Form 10-Q for the periods ended September 30, 2004 and December 31, 2004.

LIQUIDITY AND CAPITAL RESOURCES

         At January 31, 2005, we had consolidated current assets of $2.1 million, including, without limitation, cash and cash equivalents of approximately $1.9 million and net working capital of $1.9 million. Historically, we funded our subsidiaries' operations primarily through the proceeds of private placements of our common and preferred stock and borrowings under loan and capital lease agreements. We do not currently believe that either of these funding sources will be available in the near term. Principal uses of cash have been to fund (i) operating losses; (ii) acquisitions and strategic business opportunities; (iii) working capital requirements; and (iv) expenses related to the bankruptcy plan administration process.

         Our ability to satisfy our current obligations is dependent upon our cash on hand and the operations of BCI. Our current obligations consist of funding working capital. For fiscal year 2004, Berliner had negative cash flow of approximately $350,000. Should BCI perform similarly in 2005, we can expect to expend at least $350,000 of our cash on hand to fund current operations of BCI, plus any amounts to fund approved capital expenditures for which we are unable to obtain financing. We also expect to incur legal and advisory fees in connection with our acquisition of the Berliner Assets in the amount of approximately $225,000. In addition, we may have to fund certain expenses of the liquidating trust. In the event we do not receive any return or cash flow from BCI's operations before December 31, 2005, or if we incur other unanticipated expenses for operations and are unable to acquire additional capital or financing, then we would likely be required to cease operations altogether and pursue other alternatives, such as liquidating or filing a voluntary petition for relief under the United States Bankruptcy Code.

         We currently anticipate that any revenues in the future will be generated by the business operations of BCI, as the operations of our debtor subsidiaries have been terminated, and Pacuigo cannot be expected to generate any cash flow or return on our investment since it has incurred losses since our acquisition of the Initial Interest.

         We are currently in negotiations with Presidential regarding the establishment of a credit facility for BCI, but these negotiations are in the early stage. If we fail to reach a definitive agreement with Presidential, we will likely pursue other financing with one or more other potential lending sources. However, there can be no assurances that such credit facilities will be entered into, or if entered into, would be on terms and conditions that would be favorable to us or to BCI. In the event BCI is unable to reach agreement with Presidential, BCI will be required to repay approximately $432,000 to effect a release of Presidential's security interest on all of the Berliner Assets.

         BCI's failure to generate revenues sufficient to fund its continuing operations, as well as to fund our operations, will jeopardize our ability to continue as a going concern. Due to these factors, we are unable to determine whether current available financing will be sufficient to meet the funding requirements of our ongoing operational and general and administrative expenses and our other obligations. No assurances can be given that adequate levels of financing will be available to us in the future on acceptable terms, if at all.

ABILITY TO CONTINUE AS A GOING CONCERN

         Our independent registered public accounting firm has included an explanatory paragraph in their report on our financial statements for the year ended June 30, 2004, which states that although our financial statements have been prepared assuming that we will continue as a going concern, substantial doubt exists as to our ability to do so. In fact, it is unlikely that we will be able to continue as a going concern past December 31, 2005, unless BCI is able to successfully generate revenues sufficient to cover its and our operating costs or we are able to obtain additional capital or financing.

BUSINESS RISK FACTORS

         There are many risks associated with our historical business. These risks, which remain applicable, are outlined in our Annual Report on Form 10-K for the year ended June 30, 2004, and our Quarterly Reports for the periods ended September 30, 2004 and December 31, 2004, as well as in other of our annual and periodic reports filed with the SEC. In addition, due to our combination with Berliner Communications and the anticipated significance of BCI's operations to our future, the risks inherent in Berliner Communications' historical business have become principle risk factors in our business. The following risk factors should be carefully considered as our investment in BCI and our prospects for future growth are evaluated.

OUR SHAREHOLDERS MAY NOT REALIZE ANY BENEFIT FROM OUR TRANSACTION WITH BERLINER COMMUNICATIONS.

         Although we considered various Business Opportunities and Strategic Combinations prior to entering into our agreement with Berliner Communications, our limited prospects for future growth restricted our ability to investigate the same number or types of transactions that other, more viable, entities may have investigated. Further, the extent of our due diligence on Berliner Communications prior to the combination was necessarily truncated. As a result, no assurances can be given that the transaction will ultimately prove successful or that it will inure at all to the benefit of our shareholders.

BCI, IN ESSENCE, IS AN EARLY STAGE COMPANY. THEREFORE, IN LIGHT OF ITS ANTICIPATED SIGNIFICANCE, OUR BUSINESS PROSPECTS ARE DIFFICULT TO EVALUATE.

         Berliner Communications commenced operations in 1995. Although it has remained in continuous operation since that time, it continues to function, in essence, as an early stage company. As a result, Berliner Communications has historically struggled with, and BCI is expected to continue to struggle with, capital constraints, limited market presence, inadequate processes and systems, limited customer and supplier relationships, intense demands on management resources and limited insight into industry trends and conditions that may exist or emerge, among other things. Further, as an early stage company, it is impossible to accurately determine whether BCI's business model is viable over the long term. To progress beyond an early stage company, BCI will need to do the following:

    o adapt and successfully execute its evolving and unpredictable business model;

    o    attract necessary working capital;

    o    establish, train and manage a larger and more productive workforce;

    o    develop meaningful customer and vendor relationships;

    o implement and improve operational, financial and management systems and processes;

    o    respond effectively to competitive developments; and

    o    otherwise manage and adapt to changing operations.

As a result, the prospects of BCI and, hence, our prospects, must be considered in light of the many risks, expenses, delays and difficulties encountered by companies in their early stages of development. Readers are cautioned that the growth we seek is extremely rare.

WE WILL NEED ADDITIONAL FINANCING, ALMOST IMMEDIATELY, TO GROW OUR BUSINESS.

         Although the transaction resulted in BCI gaining access to certain additional sources of funds, it will not be enough for BCI to pursue its business strategy, on either a short or long-term basis. We intend to seek additional working capital, almost immediately. To the extent we are unable to increase our working capital assets, our growth, and potentially our viability, could be jeopardized.

WE HAVE NOT YET FULLY EVALUATED THE SYSTEMS OF INTERNAL OR DISCLOSURE CONTROLS RELIED UPON BY BERLINER COMMUNICATIONS, AND NOW, BCI; NEVERTHELESS, WE EXPECT CHANGES AND IMPROVEMENTS TO BE NECESSARY.

         Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Effective disclosure controls are necessary for us to accurately describe our business operations, the risks related thereto and otherwise timely comply with our obligations as a public company. To date, we have not yet fully evaluated the systems of internal or disclosure controls relied upon by Berliner Communications, and now, BCI. Nevertheless, we expect that changes, and perhaps significant ones, will be necessary for us to conclude that the systems of our combined operations are effective. As a result, we can provide no assurances that the current systems of internal or disclosure controls have or could detect every error or instance of fraudulent conduct, including an error or instance of fraudulent conduct that could have a material adverse impact on our operations or results. Further, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet reporting obligations. Inadequate controls could also cause investors, creditors, employees, vendors and others to lose confidence in us, our reported financial information or our publicly available disclosures.

BERLINER COMMUNICATIONS HAS A HISTORY OF LOSSES AND WE ANTICIPATE THAT OUR COMBINED OPERATIONS WILL GENERATE EVEN LARGER LOSSES.

          Berliner Communications has incurred net income (loss) for the years ended December 31, 2002, 2003, and 2004. BCI incurred a net loss in 2002 in the amount of $6,730,213. BCI had net income of $5,756,416 for the year ended December 31, 2004 that included a gain on the extinguishment of debt of $7,800,000. For the year ended December 31, 2004, BCI incurred an as-yet unaudited loss of $694,767. At December 31, 2004, it had an accumulated deficit of approximately $9,717,532. When combined with our operations, BCI could experience even greater losses. Among other things, our status as a public company will increase significantly the costs to be borne by BCI's operations. We anticipate that our combined businesses will generate operating losses until BCI is successful in generating significant additional revenues to support our level of operating expenses. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase, perhaps materially, in the future.

IF THE PERCENTAGE OF BCI REVENUES DERIVED FROM CONSTRUCTION-RELATED ACTIVITIES INCREASES, OUR GROSS MARGINS MAY SUFFER.

         Berliner Communications has historically earned lower relative gross margins on engineering and construction-related activities. It typically performs its own network design-related, site acquisition-related services and hires subcontractors to perform engineering and construction services under its direct management. Subcontracted work generally carries lower profit margins than self-performed work. If the proportion of construction-related services BCI delivers increases, then its gross margins and net income may suffer.

IN ANY GIVEN YEAR, BCI DERIVES A SIGNIFICANT PORTION OF ITS REVENUES FROM A LIMITED NUMBER OF PROJECTS, AND, IF IT IS UNABLE TO REPLACE SUCH JOBS UPON COMPLETION, IT WOULD HAVE A SIGNIFICANT DECREASE IN ITS REVENUES WHICH WOULD NEGATIVELY IMPACT OUR OPERATING RESULTS.

         Berliner Communications has derived, and we believe that BCI will continue to derive, a significant portion of revenues in any given year from a limited number of projects. As these projects wind down to completion, BCI must replace such jobs with new projects. BCI's inability to replace such revenues would cause a significant decrease in its revenues and negatively affect our operating results.

BCI GENERATES A SUBSTANTIAL PORTION OF ITS REVENUES FROM A LIMITED NUMBER OF CUSTOMERS, AND IF ITS RELATIONSHIPS WITH SUCH CUSTOMERS WERE HARMED, ITS BUSINESS WOULD SUFFER.

         For the years ended December 31, 2003, and 2004, Berliner Communications derived 83% and 88%, respectively, of its total revenues from its four and eight largest customers, respectively. We believe that a limited number of customers will continue to be the source of a substantial portion of BCI's revenues for the foreseeable future. Key factors in maintaining BCI's relationships with such customers include, for example, its performance on individual contracts and the strength of its professional reputation. To the extent that BCI's performance does not meet client expectations, or its reputation or relationships with one or more key clients are impaired, our revenues and operating results could be materially harmed.

IF WE EXPERIENCE DELAYS AND OR DEFAULTS IN CUSTOMER PAYMENTS, WE COULD BE UNABLE TO RECOVER ALL EXPENDITURES.

         Because of the nature of BCI's contracts, at times it commits resources to projects prior to receiving payments from its customer in amounts insufficient to cover expenditures on client projects as they are incurred. Delays in customer payments may require us to make a working capital investment. If a customer defaults in making its payments on a project in which we have devoted significant resources, it could have a material negative effect on our results of operations.

MANY OF BCI'S CUSTOMERS FACE DIFFICULTIES IN OBTAINING FINANCING TO FUND THE EXPANSION OF THEIR WIRELESS NETWORKS, WHICH MAY REDUCE DEMAND FOR ITS SERVICES.

         Due to the downturn in the financial markets in general since 2000, and specifically within the telecommunications sector, many of BCI's customers or potential customers have had and may continue to have trouble obtaining financing to fund the expansion or improvement of their wireless networks. Some customers have also found it difficult to predict demand for their products and services. Most vulnerable are customers that are new licensees and wireless service providers who have limited sources of funds from operations or have business plans that are dependent on funding from the capital markets. In addition, many of BCI's customers have slowed or postponed deployment of new networks and development of new products, which reduces the demand for its services.

IF BCI IS UNABLE TO COLLECT RECEIVABLES FROM ITS SMALLER CUSTOMERS, OUR OPERATING RESULTS MAY BE MATERIALLY HARMED.

         BCI frequently performs services for smaller or development-stage customers that carry a higher degree of financial risk for us. Its customers have been and may continue to be impacted by the tightening of available credit and the general economic slowdown. As a result of such conditions, BCI's customers may be unable to pay, or may delay payment, for services performed by them. If we are not able to collect amounts owed to us by BCI's customers, we may be required to write off significant accounts receivable and recognize bad debt expense. Our operating results may be materially harmed if we are not able to collect amounts due from our customers.

NEW TECHNOLOGIES MAY REDUCE THE DEMAND FOR BCI'S SERVICES.

         The technology relating to the wireless industry changes rapidly. If technologies develop that compete with current technologies, but do not require the services BCI provides, its revenues could decrease and we could cease to be commercially viable.

FURTHER DELAYS IN THE ADOPTION AND DEPLOYMENT OF NEXT GENERATION WIRELESS NETWORKS COULD NEGATIVELY AFFECT THE DEMAND FOR BCI'S SERVICES AND ITS ABILITY TO GROW OUR REVENUES.

         Wireless service providers may continue to delay their development of next generation technology if, among other things, they expect slow growth in the adoption of next generation technology, reduced profitability due to price competition for subscribers or regulatory delays. For example, even though wireless service providers have made substantial investments worldwide in acquiring 3G licenses, many providers have delayed deployment of 3G networks.

         Since we expect that a substantial portion of our growth will be derived from BCI's services related to new technologies, further delays in the adoption and deployment of these technologies, such as 3G, would negatively affect the demand for its services and our ability to grow our revenues.

BCI BEARS THE RISK OF COST OVERRUNS IN SOME OF ITS CONTRACTS.

         BCI conducts its business under various types of contractual arrangements. In terms of dollar-value, a majority of BCI's contracts are guaranteed maximum or lump sum contracts, where it bears a significant portion of the risk for cost overruns. Under these fixed-price contracts, contract prices are established, in part, on cost and scheduling estimates which are based on a number of assumptions, including assumptions about future economic conditions, prices and availability of labor, equipment and materials, and other exigencies. If these estimates prove inaccurate, or circumstances change, cost overruns may occur, and BCI could experience reduced profits or, in some cases, a loss for that project.

IF BCI GUARANTEES THE TIMELY COMPLETION OR PERFORMANCE STANDARDS OF A PROJECT, IT COULD INCUR SIGNIFICANT, ADDITIONAL COSTS.

         In some instances and in many of its fixed-price contracts, BCI guarantees a customer that it will complete a project by a scheduled date. It sometimes provides that the project, when completed, will also achieve certain performance standards. If it subsequently fails to complete the project as scheduled, or if the project falls short of guaranteed performance standards, it may be held responsible for cost impacts to the client resulting from any delay or the costs to cause the project to achieve the performance standards. In some cases, where it fails to meet performance standards, it may also be subject to agreed-upon liquidated damages. To the extent that these events occur, the total costs of the project would exceed its original estimates and BCI could experience reduced profits or, in some cases, a loss for that project.

THE NATURE OF ITS ENGINEERING AND CONSTRUCTION BUSINESS EXPOSES BCI TO POTENTIAL LIABILITY CLAIMS AND CONTRACT DISPUTES THAT MAY NEGATIVELY AFFECT ITS RESULTS OF OPERATIONS.

         BCI engages in engineering and construction activities for wireless networks where design, construction or systems failures can result in substantial injury or damage to third parties. Any liability in excess of its insurance limits at locations engineered or constructed by it could result in significant liability claims against us, which claims may negatively affect our results of operations, perhaps materially. In addition, if there is a customer dispute regarding BCI's performance of project services, the customer may decide to delay or withhold payment to us. If we were ultimately unable to collect on these payments, our results of operations would be negatively impacted.

BCI MAINTAINS A WORKFORCE BASED UPON CURRENT AND ANTICIPATED WORKLOADS. IF IT DOES NOT RECEIVE FUTURE CONTRACT AWARDS OR IF THESE AWARDS ARE DELAYED, SIGNIFICANT COSTS MAY RESULT.

         Our estimates of future performance depend on, among other matters, whether and when BCI will receive certain new contract awards. While our estimates are based upon our good faith judgment, these estimates can be unreliable and may frequently change based on newly available information. In the case of our larger projects where timing is often uncertain, it is particularly difficult to project whether and when BCI will receive a contract award. The uncertainty of contract award timing can present difficulties in matching our workforce size with our contract needs. If an expected contract award is delayed or not received, we could incur costs resulting from reductions in staff or redundancy of facilities that would have the effect of negatively impacting our operating performance.

BCI MAY NOT BE ABLE TO HIRE OR RETAIN A SUFFICIENT NUMBER OF QUALIFIED ENGINEERS AND OTHER EMPLOYEES TO MEET ITS CONTRACTUAL COMMITMENTS OR MAINTAIN THE QUALITY OF ITS SERVICES.

         As a service business, BCI's ultimate success depends significantly on its ability to attract, train and retain engineering, system deployment, managerial, marketing and sales personnel who have excellent technical and intrapersonal skills. Competition for employees with the required range of skills fluctuates, depending on customer needs, and can be intense, particularly for radio frequency engineers. At times, BCI has had difficulty recruiting and retaining qualified technical personnel to properly and quickly staff large customer projects. In addition to recruitment difficulties, it must fully and properly train its employees according to its customers' technology requirements and deploy and fully integrate each employee into its customers' projects. Increased competition in the wireless industry is increasing the level of specific technical experience and training required to fulfill customer-staffing requirements. This process is costly and resource constraints may impede our ability to quickly and effectively train and deploy all of the personnel required to staff a large project.

INTENSE COMPETITION IN THE ENGINEERING AND CONSTRUCTION INDUSTRY COULD REDUCE BCI'S MARKET SHARE.

         BCI serves markets that are highly competitive and in which a large number of multinational companies compete. In particular, the engineering and construction markets are highly competitive and require substantial resources and capital investment in equipment, technology and skilled personnel. Competition also places downward pressure on our contract prices and profit margins. Intense competition is expected to continue in these markets. If we are unable to meet these competitive challenges, we could lose market share to our competitors and experience an overall reduction in our operating performance.

PAST AND FUTURE ENVIRONMENTAL, SAFETY AND HEALTH REGULATIONS COULD IMPOSE ON US SIGNIFICANT ADDITIONAL COSTS THAT NEGATIVELY AFFECT OUR OPERATIONS.

         BCI's operations are subject to numerous environmental laws and health and safety regulations. Its projects can involve the handling of hazardous and other highly regulated materials, which, if improperly handled or disposed of, could subject us to civil and criminal liabilities. It is impossible to reliably predict the full nature and effect of judicial, legislative or regulatory developments relating to health and safety regulations and environmental protection regulations applicable to BCI's future operations.

BCI IS VULNERABLE TO THE CYCLICAL NATURE OF THE MARKETS IT SERVES.

         The demand for BCI's services and products is dependent upon the existence of projects with engineering, procurement, construction and management needs. The telecommunications market, where BCI principally competes, is particularly cyclical in nature. Industries such as this have historically been and will continue to be vulnerable to general downturns and are cyclical in nature. As a result, Berliner Communications' past results have varied considerably and may continue to vary depending upon the demand for future projects in the industry.

BCI MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN ITS QUARTERLY RESULTS AS A RESULT OF UNCERTAINTIES RELATING TO ITS ABILITY TO GENERATE ADDITIONAL REVENUES, MANAGE EXPENDITURES AND OTHER FACTORS, CERTAIN OF WHICH ARE OUTSIDE OF OUR CONTROL.

         The quarterly and annual operating results of Berliner Communications have varied considerably in the past, and BCI's operating results are likely to vary considerably in the future due to a number of factors, including those listed in this section. Many of these factors are outside our control and include, among others:

    o    financing provided to potential customers;

    o    service and price competition;

    o the commencement, progress, completion or termination of contracts during any particular quarter;

    o the availability of equipment to deploy new technologies such as 3G and broadband;

    o the growth rate of wireless subscribers, which has a direct impact on the rate at which new cell sites are developed and built; and

    o    telecommunications market conditions and economic conditions generally.

Due to these factors, BCI's results for a particular quarter, and therefore, our combined results for a particular quarter, may not meet the expectations of investors, which could cause the price of our common stock to decline significantly.

BECAUSE BERLINER COMMUNICATIONS HAS EXPERIENCED, AND BCI EXPECTS TO CONTINUE TO EXPERIENCE, LONG SALES CYCLES, WE EXPECT TO INCUR SIGNIFICANT COSTS TO GENERATE NEW BUSINESS AND BCI'S CUSTOMER BASE MAY NOT EXPERIENCE GROWTH COMMENSURATE WITH SUCH COSTS.

         Historically, purchases of Berliner Communication's services by customers often entailed a lengthy decision-making process for the customer. Selecting wireless network deployment services involves substantial costs and has strategic implications. Senior management of the customer is often involved in this process, given the importance of the decision, as well as the risks faced by the customer if the services do not meet the customer's particular needs. BCI may expend substantial funds and effort to negotiate agreements for these services, but may ultimately be unable to consummate agreements for services and expand its customer base. As a result of its lengthy sales cycles, we expect to continue to incur relatively high costs to generate new business for BCI.

BEING A PUBLIC COMPANY WILL INCREASE SIGNIFICANTLY BCI'S ADMINISTRATIVE COSTS.

         Because it is an operating subsidiary of a public company, BCI will incur significant legal, accounting and other expenses that Berliner Communications did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. These new rules and regulations will increase significantly the legal and financial compliance costs for BCI, and will make some activities more time-consuming and costly. For example, we may be required to add additional independent directors, re-staff several board committees, adopt additional internal controls and disclosure controls and procedures, adopt an insider trading policy and will continue to have all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.

FORWARD-LOOKING STATEMENTS

         "Forward-looking" statements appear throughout this report. We have based these forward-looking statements on our current expectations and projections about future events. The important factors listed in our Annual Report on Form 10-K for our fiscal year ended June 30, 2004 (the "Annual Report"), as well as in our quarterly reports on Form 10-Q for the periods ended September 30, 2004 and December 31, 2004, under the heading entitled "Business Considerations," as well as all other cautionary language in this report, provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in these "forward-looking" statements. Readers should be aware that the occurrence of the events described in these considerations and elsewhere in this report and in our Annual Report could have an adverse effect on the business, results of operations or financial condition of the entity affected.

         Forward-looking statements in this report include, without limitation, statements regarding:

     o   our financial condition and strategic direction:

     o   our ability to continue as a going concern;

     o our future capital requirements and our ability to satisfy our capital needs;

     o   our ability to monetize our interest in Paciugo;

     o the potential generation of revenue resulting from our acquisition of the Berliner Assets.

     o   BCI's ability to adequately staff its service offerings;

     o   opportunities for BCI from new and emerging wireless technologies;

     o our negotiations with Presidential, or some other lender, to obtain financing;

     o   our growth strategy for BCI;

     o   trends in the wireless telecommunications industry;

     o   key drivers of change in BCI's business;

     o   BCI's position in the wireless telecommunications industry;

     o   BCI's competitive position; and

     o other statements that contain words like "believe," "anticipate," "expect" and similar expressions are also used to identify forward-looking statements.

         Readers should be aware that all of our forward-looking statements are subject to a number of risks, assumptions and uncertainties, such as (and in no particular order):

     o   risks inherent in our ability to continue as a going concern;

     o risks associated with competition in the wireless telecommunications sector we entered with the acquisition of the Berliner Assets:

     o   risks associated with our ability to monetize our interest in Paciugo;

     o risks that we will not be able to generate positive cash flow with the acquisition of the Berliner Assets;

     o   BCI's function as an early stage company;

     o risk that we may not be able to obtain financing from Presidential or any other lender;

     o   risks associated with Berliner Communication's history of losses;

     o risks related to a concentration in revenues from a small number of customers; and

     o risks that BCI will not be able to take advantage of new and emerging wireless technologies; and

     o risks that BCI will be unable to adequately staff its service offerings.

         This list is only an example of the risks that may affect the forward-looking statements. If any of these risks or uncertainties materialize (or if they fail to materialize), or if the underlying assumptions are incorrect, then actual results may differ materially from those projected in the forward-looking statements.

         Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, without limitation, those discussed elsewhere in this report, and particularly in our Annual Report under the heading "Business Considerations." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis, judgment, belief or expectation only as of the date of this report. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this report or the Annual Report, respectively.

EXECUTIVE OFFICERS AND DIRECTORS

         Our executive officers and directors as of February 18, 2005 and their ages are as follows:

                 Name                                  Age              Position
                 ----                                  ---              --------
                 Richard M. Berliner                   51               Chief Executive Officer, Chairman of
                                                                        the Board, and Class II Director

                 Steven W. Caple                       39               President and General Counsel

                 Patrick G. Mackey                     58               Senior Vice President and Chief Financial
                                                                        Officer

                 Ralph R. Ianuzzi, Jr.                 47               Class III Director

                 Peter J. Mixter                       52               Class I Director

                 Mehran Nazari                         44               Class I Director

                 John Stevens Robling, Jr.             54               Class II Director

                 Barrett N. Wissman                    42               Class III Director


         Richard M. Berliner, 51, has been one of our directors, and our Chief Executive Officer and Chairman of the Board since February 18, 2005. He has been the Chief Executive Officer and Chairman of the Board of Berliner Communications since 1995. He previously served as Executive Vice President of Communications Development Systems and responsible for managing sales, marketing and customer activities for construction services to wireless carriers. Mr. Berliner also held multiple senior executive positions with AAT, a communications-oriented property management firm, and Drive Phone, a major distributor of wireless telephones and services. He received a Bachelor of Arts degree from Rutgers College.

         Steven W. Caple, 39, is our President, an additional role he assumed on January 24, 2003. He previously served in the capacities of Senior Vice President, General Counsel and Secretary and Vice President of Legal Affairs. Mr. Caple joined us from GTE Corporation (now Verizon Communications, Inc.), where he was an Assistant General Counsel. Prior to GTE, he served as Assistant General Counsel for Chancellor Media Corporation (now Clear Channel Communications, Inc.). Mr. Caple joined Chancellor Media from Marcus Cable, LP (now Charter Communications, Inc.), where he also was Assistant General Counsel. Prior to Marcus Cable, Mr. Caple practiced law with the firm of Patton, Haltom, Roberts, McWilliams & Greer. He received his Bachelor of Arts degree from the University of Texas at Dallas and his Doctor of Jurisprudence degree, cum laude, from the University of Arkansas, where he also served as Managing Editor of the Arkansas Law Review.

         Patrick G. Mackey, 58, is our Senior Vice President and Chief Financial Officer, a role he assumed on February 18, 2005. He previously served as our Senior Vice President of Accounting and Administration. Mr. Mackey was formerly the Executive Vice President and Chief Financial Officer of Internet Global Services, Inc., one of our subsidiaries. From December 1998 to March 2000, he was a partner with Tatum CFO Partners, LLP, which assigned him to the Internet Global account. Mr. Mackey was an independent financial consultant from July 1996 to December 1998 working with various start-up companies in the healthcare and software industries. From January 1990 to July 1996, he was a founder and Executive Vice President, Chief Financial Officer and Chief Operating Officer of MultiTechnology Services, Inc., a provider of telephony and cable television in multi-family residential communities. Mr. Mackey received his Bachelor of Science degree in accounting from Louisiana Tech University and is a Certified Public Accountant.

         Barrett N. Wissman, 42, has been one of our directors since September 22, 1999. He served as Chief Executive Officer from September of 1999 through April of 2000 and President from September of 1999 until January of 2003, at which time Mr. Wissman resigned as an officer and accepted the position of non-executive Chairman of the Board, a position he has held until February 18, 2005. He manages several financial management and investment advisory companies. Mr. Wissman holds a Bachelor of Arts degrees, cum laude, in economics and political science from Yale University and a Master of Arts degree in music from Southern Methodist University.

         John Stevens Robling, Jr., 54, has been one of our directors since June 5, 2001. He is Managing Director of the Liati Group. He also served in various capacities, including as our Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, from September 22, 1999, through August 31, 2000. Prior to his appointment to these positions, Mr. Robling was Chief Financial Officer of AxisTel Communications, Inc., one of our subsidiaries, and Gemini Voice Solutions, Inc., one of our minority interests. Before joining AxisTel in 1998, Mr. Robling was an independent financial advisor and specialized in offering private equity investment services to various clients. From 1992 to 1997, Mr. Robling was a principal, board member and investment committee member of Hamilton Lane Advisors, Inc., a private equity consulting firm headquartered in Philadelphia. Prior to joining Hamilton Lane, Mr. Robling was a Vice President at Lazard Freres & Co., LLC in its International and Mergers and Acquisitions Departments. He was also a member of the Country Advisory Group, an informal partnership among Lazard Freres, S.G. Warburg, Inc. and Lehman Brothers, Inc., which advised the sovereign governments of developing countries. In connection with these engagements, Mr. Robling provided financial advisory services to national telecommunications authorities and multi-national telecommunications companies. Mr. Robling received a Bachelor of Arts degree, with distinction, from Georgetown University and a Master of Business Administration degree from the University of Chicago.

         Peter J. Mixter, 52, has been one of our directors since July 9, 2004. He is a private investor. Mr. Mixter previously served as Managing Director of the Healthcare Corporate Finance Group and as a member of the Global Healthcare Management Committee for Lehman Brothers, Inc. While at Lehman Brothers, he participated in numerous healthcare-related mergers and acquisitions, public and private equity offerings, and debt issuances. Prior to joining Lehman Brothers, Mr. Mixter served as a served as Assistant Secretary and Lending Officer for the New England Division of Manufacturers Hanover Trust. He received a Bachelor of Arts degree from the University of Vermont and a Master of Business Administration degree from Columbia University.

         Ralph R. Ianuzzi, Jr., 47, has been one of our directors since February 18, 2005. He is a private investor who has managed several family-owned partnerships and since 1997 investments since 1997. From 1988 to 1997, Mr. Ianuzzi was Executive Director of Blenheim Group, a publicly held trade show and media company in London, England, as well as serving as Executive Chairman of the Board of Directors of its wholly owned subsidiary, Blenheim Group, USA. He is also a director of Berliner Communications.

         Mehran Nazari, 44, has been the President and Chief Operating Officer of AdGen Telecom Group, a wireless and telecommunications consulting and strategic planning company since 2001. From 2000 to 2001, he was Director of Engineering of Kurtis & Associates, another wireless and telecommunications consulting and strategic planning company. Mr. Ianuzzi is also a director of Berliner Communications. He received a Bachelor of Science degree from George Washington University.

BOARD OF DIRECTORS

         Our business is managed under the direction of the Board. The Board interacts with management and meets on a regular basis during our fiscal year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings or acts by unanimous written consent when an important matter requires Board action between scheduled meetings.

         Pursuant to the terms of the Purchase Agreement, we expanded our Board from four to six members, and appointed Richard M. Berliner, Ralph R.
Ianuzzi, Jr., and Mehran Nazari to fill the vacant seat and the two newly created positions. The board is currently comprised of Richard M. Berliner, Ralph R. Ianuzzi, Peter J. Mixter, Mehran Nazari, John Stevens Robling, Jr.
and Barrett N. Wissman. Messrs. Mixter and Robling are considered by us to be "independent" as that term is defined by Rule 4200(a)(15) of the National Association of Securities Dealers Manual ("Rule 4200(a)(15)"). Mr. Berliner serves as Chairman of the Board.

         The Board has established an Audit Committee to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of that committee and its current members are set forth below.

         The Audit Committee recommends to the Board the appointment of the firm selected to serve as the independent auditor for us and our subsidiaries and monitors the performance of any such firm. It also reviews and approves the scope of the audit and evaluates, with the independent auditor, our audit and annual financial statements, reviews with management the status of internal accounting controls, evaluates issues having a potential financial impact on us, which may be brought to the Audit Committee's attention by management, the independent auditors, or the Board and evaluates our public financial reporting documents. The Audit Committee currently includes Peter J. Mixter and John Stevens Robling, Jr. Mr. Robling currently serves as Chairman of the Audit Committee. Mr. Robling also serves as the Audit Committee's financial expert.

         We do not currently have an Executive Committee, a Compensation Committee or a Nominating Committee. Due to the current size and composition of the Board, the functions customarily attributable to an Executive Committee, a Compensation Committee and a Nominating Committee are performed by the Board as a whole. Our Board believes that it is not necessary at present to have a standing Nominating Committee or a charter with respect to the nomination process because the size and composition allow it to adequately identify and evaluate qualified candidates for directors. However, our Board may consider appointing such a committee in the future. Currently, each of our directors participates in the consideration of director nominees, and the evaluation of candidates on the bases of financial literacy, industry knowledge, relevant experience, stockholder status, moral character, Rule 4200(a)(15) independence and willingness and ability to serve. Aside from the foregoing qualities, the Board does not have a minimum set of qualifications that must be met by nominees. We have determined that a code of ethics for senior executives is not warranted at the present time, due in part to the size of the executive management team; however, we anticipate adopting such a code of ethics within the next 12 months.

EMPLOYMENT AGREEMENTS; EXECUTIVE COMPENSATION

         Steven W. Caple. Mr. Caple currently serves as our President and General Counsel. On October 5, 2001, we entered into a retention agreement with Mr. Caple, whereby he received an annual base salary of $130,000 and two bonuses of not less than $30,000 each, which were payable in April and October of each year, to stay on as our Senior Vice President, General Counsel and Secretary. When Mr. Caple was appointed to the additional position of President on January 24, 2003, his compensation was changed to an annual base salary of $190,000. He was granted options to purchase 60,000 shares of Common Stock under the 1999 Omnibus Securities Plan. These options have an exercise price of $16.88 per share and vested as follows: 20,000 vested on June 26, 2001; 20,000 vested on June 26, 2002; and 20,000 vested on June 26, 2003. In addition, Mr. Caple was granted options to purchase 60,000 shares of Common Stock under the 2001 Equity Incentive Plan. These options have an exercise price of $4.63 per share and vested as follows: 15,000 vested on June 26, 2001; 15,000 vested on June 26, 2002; 15,000 vested on June 26, 2003; and 15,000 vested on June 26, 2004.
Finally, Mr. Caple was granted options to purchase an additional 500,000 shares of Common Stock under the 1999 Omnibus Plan. These options have an exercise price of $0.055 per share and vest as follows: 125,000 shares vested on February 21, 2003; 125,000 vested on February 21, 2004; and the remaining 250,000 shares vested on February 18, 2005. If we terminate Mr. Caple's employment without cause or he terminates his employment with good reason, Mr. Caple will be entitled to the cash equivalent of his salary for six months.

         Patrick G. Mackey. Mr. Mackey currently serves as our Senior Vice President and Chief Financial Officer, a position he assumed on February 18, 2005. He previously served as our Senior Vice President of Accounting and Administration. On March 10, 2000, we entered into an employment agreement with an initial term expiring on March 10, 2004. The agreement automatically renews for successive 12-month periods unless either party gives the other party written notice of non-renewal at least 90 days before the end of the then current employment term. Mr. Mackey receives an annual base salary of $180,000, with increases in base salary and awards of bonuses at the discretion of the Board. Mr. Mackey was granted options to purchase 250,000 shares of Common Stock under the 1999 Omnibus Securities Plan. These options have an exercise price of $28.50 per share and vested as follows: 83,334 vested on March 16, 2001; 83,333 vested on March 16, 2002; and 83,333 vested on March 16, 2003. In addition, Mr. Mackey was granted an option to purchase 250,000 shares of Common Stock under the 2001 Equity Incentive Plan. These options have an exercise price of $4.63 per share and vested as follows: 62,500 vested on March 16, 2001; 62,500 vested on March 16, 2002; 62,500 vested on March 16, 2003; and 62,500 vested on March 16, 2004. Finally, Mr. Mackey was granted options to purchase an additional 500,000 shares of Common Stock under the 1999 Omnibus Plan. These options have an exercise price of $0.055 per share and vest as follows: 125,000 shares vested on February 21, 2003; 125,000 vested on February 21, 2004; and the remaining 250,000 shares vested on February 18, 2005. If we terminate Mr. Mackey's employment without cause or he terminates his employment for good reason, Mr. Mackey will be entitled to the cash equivalent of his salary for six months.

         Barrett N. Wissman. We entered into an employment agreement with Mr. Wissman, whereby he served as our President and received an annual base salary of $190,000. The agreement commenced on April 3, 2000, and was to expire on April 2, 2004. However, it was modified, effective December 31, 2002, to reflect Mr. Wissman's resignation as President and appointment as Chairman of the Board, a position that had been vacant since Jeffrey A. Marcus resigned on June 5, 2001. Pursuant to the modification, Mr. Wissman received annual compensation as a director of $100,000, and the agreement was terminable by either Mr. Wissman or the board, upon the delivery by either party of thirty days prior written notice. In light of Mr. Wissman's resignation as our Chairman of the Board, effective February 18, 2005, this agreement terminated as of February
18, 2005. He was granted options to purchase 1,400,000 shares of Common Stock. These options have an exercise price of $23.00 per share and vested as follows:
350,000 vested on July 2, 2000; 350,000 vested on April 2, 2001; 350,000 vested on April 2, 2002; and 350,000 shares vested on April 2, 2003. In addition, we granted Mr. Wissman options to purchase 1,400,000 shares of Common Stock under the 2001 Equity Incentive Plan. These options have an exercise price of $4.63 per share and vested as follows: 350,000 shares vested on January 10, 2001; 350,000 vested on April 2, 2001; 233,333 vested on April 2, 2002; 233,333 vested on April 2, 2003; and 233,334 vested on April 2, 2004. Finally, Mr. Wissman was granted options to purchase 150,000 shares of Common Stock under the 1999 Omnibus Plan. These options are fully vested, and 100,000 of them have an exercise price of $10.00 per share, 25,000 have an exercise price of $ .055 per share and 25,000 have an exercise price of $0.027.

         Richard M. Berliner. We currently do not have an employment agreement with our Chief Executive Officer, Richard M. Berliner. However, the matter will be a topic at a future meeting of our Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         BCI contracts with RBI Real Estate, LLC ("RBI") for the lease of certain vehicles used in its operations. This contract resulted in payment to RBI in an amount equal to $86,600 during fiscal year 2004. Richard M. Berliner, our Chief Executive Officer and Chairman of the Board, holds a 100% ownership interest in RBI Real Estate and serves as its Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information with respect to the beneficial ownership of our Common Stock as of February 18, 2005 by: (i) each person who is a beneficial owner of more than 5% of our Common Stock; (ii) each of our directors; (iii) the Named Executive Officers as such term is defined in
Item 402(a)(3) of Regulation S-K; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each listed stockholder is in care of us at 2311 Cedar Springs Road, Suite 400, Dallas, Texas 75201. All of the shares indicated in the table below are of Common Stock:

                                                             NUMBER OF SHARES            PERCENTAGE
                                                               BENEFICIALLY             BENEFICIALLY
                   HOLDERS                                       OWNED (1)                 OWNED (1)
------------------------------------------------------     --------------------     --------------------
Richard M. Berliner (2)                                             147,676,299                     73.8%
Mehran Nazari                                                                 0                        *
Ralph R. Ianuzzi, Jr                                                          0                        *
Steven W. Caple (3)                                                     646,385                        *
Patrick G. Mackey (4)                                                 1,017,157                        *
Peter J. Mixter (5)                                                      50,000                        *
John Stevens Robling, Jr. (6)                                           170,000                        *
Barrett N. Wissman (7)                                                4,852,659                      2.4%
Officers and Directors as a Group (Five Persons) (8)                154,412,500                     77.2%
Hunt Asset Management, LLC (9)                                       10,316,200                      5.2%
IEO Investments Limited (10)                                         10,316,200                      5.2%
Berliner Communications, Inc. (11)                                  147,676,299                     73.8%

----------
*        Represents less than one percent.

(1) For purposes of this table, a person is deemed to have beneficial ownership of the number of shares of Common Stock that such person has the right to acquire within 60 days of the Record Date. Percentages have been based on us having 200,000,000 shares of Common Stock issued and outstanding. For purposes of computing the percentage of outstanding shares of Common Stock held by any individual listed in this table, any shares of Common Stock which such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Represents shares directly held by Berliner Communications that Mr. Berliner may be deemed to beneficially own as a result of his position as Chief Executive Officer of Berliner Communications, a corporation of which Mr. Berliner is also a significant equity owner. Mr. Berliner is also deemed to be the beneficially owner of 3,913,668,046 shares of Common Stock issuable upon conversion of the shares of Series E Convertible Preferred Stock, which is directly owned by Berliner Communications. Conversion of the Series E Convertible Preferred Stock is conditioned upon the filing of the Certificate of Amendment.

(3) Includes (a) 26,385 shares of Common Stock owned directly and (b) vested options to purchase 620,000 shares of Common Stock.

(4) Includes (a) 17,157 shares of Common Stock owned directly and (b) vested options to purchase 1,000,000 shares of Common Stock.

(5)      Includes vested options to purchase 50,000 shares of Common Stock.

(6) Includes (a) 120,000 shares of Common Stock owned directly and (b) vested options to purchase 50,000 shares of Common Stock.

(7) Includes (a) 25,000 shares of Common Stock owned directly, (b) vested options to purchase 2,950,000 shares of Common Stock, (c) 1,741,659 shares of Common Stock held by Sienna Continuity Trust, for which Mr. Wissman is a beneficiary, and (d) 136,000 shares of Common Stock held by Sandera Partners, LP, in which Mr. Wissman has shared control. The address for Mr. Wissman is Post Office Box 1011, Fredriksted, St. Croix, United States Virgin Islands 00841.

(8)      Includes vested options to purchase 4,670,000 shares of Common Stock.

(9) This information is based on information reported by the stockholder in filings made with the Securities and Exchange Commission (the "Commission"). The address of Hunt Asset Management, LLC is 1601 Elm Street, 40th Floor, Dallas, Texas 75201.

(10) This information is based on information reported by the stockholder in filings made with the Commission. The address of IEO Investments Limited is Hunkins Waterfront Plaza, Main Street Post Office Box 556, Charlestown, Nevis, West Indies. IEO Investments Limited is owned by Hunt Asset Management, LLC.

(11) Includes 3,913,668,046 shares of Common Stock issuable upon conversion of the shares of Series E Convertible Preferred Stock directly owned by Berliner Communications, Inc. Conversion of the Series E Convertible Preferred Stock is conditioned upon the filing of the Certificate of Amendment.

DESCRIPTION OF CAPITAL STOCK

         Common stockholders of our Common Stock are entitled to one vote per share on all matters to be voted upon by our stockholders. The holders of the Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a result, stockholders owning less than a majority of our voting stock will not be able to elect any directors on the basis of their votes alone. Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock that may be outstanding from time to time, holders of the Common Stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding Preferred Stock. The Common Stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any Series of Preferred Stock that we may designate and issue in the future.

         Series A Convertible Preferred Stock - All of the shares of our Series A Convertible Preferred Stock were converted to Common Stock on December 21, 1999, and no shares remain outstanding as of February 18, 2005.

         Series B Convertible Preferred Stock- We have the authority to issue up to 25,000 shares of Series B Preferred Stock, of which 4,500 shares were issued and outstanding as of February 18, 2005. We may, at any time and from time to time, pursuant to a resolution of the Board, redeem all or any of the outstanding shares of Series B Preferred Stock for $1,000 per share pro rata among the holders thereof, provided that no less than 750 shares of Series B Preferred Stock are redeemed at one time (a "Series B Redemption"). Each share of Series B Preferred Stock is convertible into 72.46377 shares of our Common Stock, subject to adjustment upon the occurrence of certain enumerated events. Such conversion is mandatory on the date following the completion by us of an underwritten public offering with proceeds of no less than $50,000,000 at a price per share of no less than $27.60; provided that, the trading volume for shares of Common Stock for the preceding three consecutive calendar months has equaled or exceeded 700,000 shares per month (a "Series B Mandatory Conversion"). Further, on the tenth business day immediately following the last of any five consecutive trading days on which the market price of the Common Stock equals or exceeds an amount equal to $34.50, we may elect to convert each outstanding share of Series B Preferred Stock into Common Stock at any time that
(i) any shares of Series B Preferred Stock are outstanding and (ii) the trading volume for shares of Common Stock has equaled or exceeded 700,000 shares per month for three consecutive calendar months (a "Series B Company Conversion"). At any time prior to a Series B Redemption, Series B Mandatory Conversion or Series B Company Conversion, each holder of Series B Preferred Stock has the right to convert any or all of such holders shares of Series B Preferred Stock into Common Stock. The holders of the Series B Preferred Stock have no rights to the payment of dividends regardless of whether we declare or pay dividends on any other class of preferred stock or Common Stock. The holders of the Series B Preferred Stock have no voting rights. The Series B Preferred Stock has a liquidation preference equal to $1,000 per share, subject to adjustment upon the occurrence of certain enumerated events.

         Series C Convertible Preferred Stock - The Series C Preferred Stock was retired on February 9, 2004, as part of a settlement agreement relating to a lawsuit filed against us by Eos Partners, LP, Eos Partners SBIC, LP, Eos Partners (Offshore), LP, Kuwait Fund for Arab Economic Development and TBV Holdings Ltd., and no shares remain outstanding as of February 18, 2005.

         Series D Convertible Preferred Stock - We have the authority to issue up to 50,000 shares of Series D Preferred Stock, of which 9,473 shares were issued and outstanding as of February 18, 2005. Each share of Series D Preferred Stock is convertible into 166.66667 shares of our Common Stock, subject to adjustment upon the occurrence of certain enumerated events. Such conversion is mandatory on the date following the completion by us of an underwritten public offering with proceeds of no less than $50,000,000 at a price per share of no less than $35.80; provided that, for the preceding three consecutive calendar months the trading volume for shares of Common Stock has equaled or exceeded 700,000 shares per month (a "Series D Mandatory Conversion"). We may elect to convert each outstanding share of Series D Preferred Stock into Common Stock at any time that (i) any shares of Series D Preferred Stock are outstanding and
(ii) during the 30 trading days following the last of any 10 consecutive trading days for which the average market price of the Common Stock equals or exceeds $35.80 per share; provided that, for the three consecutive calendar months ended on the last day of the month immediately preceding the month in which a notice of conversion was delivered by us, the trading volume for shares of Common Stock has equaled or exceeded 700,000 shares per month (a "Series D Company Conversion"). At any time prior to a Series D Mandatory Conversion or Series D Company Conversion, each holder of Series D Preferred Stock has the right to convert any or all of such holders shares of Series D Preferred Stock into Common Stock. The Holders of the Series D Preferred Stock are entitled to receive cash dividends on each issued and outstanding share of Series D Preferred Stock when and as declared by the Board out of funds legally available therefor, quarterly on the last day of March, June, September and December of each year; provided however, if we pay a dividend in shares of Series D Preferred Stock, we are not required to pay such dividend in cash. The amount of dividends are computed on the basis of 12 thirty-day months and a 360-day year. The dividends accrue and are cumulative on each outstanding share of Series D Preferred Stock from the date of its issuance. Such dividends accrue from day to day, whether or not earned or declared. Dividends payable on shares of Series D Preferred Stock (including those payable by reason of deficiency) are in preference to any declaration or payment of any dividend or distribution on shares of Series B Preferred Stock. The holders of Series D Preferred Stock have the right to vote together with the holders of the Common Stock and the Series E Preferred Stock as a single class on any matter to be submitted to the holders of the Common Stock with each holder of the Series D Preferred Stock having the right to that number of votes equal to the number of shares of Common Stock which such share of Series D Preferred Stock would be convertible into as of the date of such vote. The majority of the holders of the Series D Preferred Stock, voting as a separate class or by written consent, are entitled to either (a) elect one member of our Board at any annual meeting of stockholders or a special meeting in place thereof and to fill any subsequent vacancy created by such director's resignation or removal, as long as a certain value of shares of Series D Preferred Stock are outstanding or (b) designate one representative who is entitled to participate telephonically at all meetings of the Board and who shall receive all notices of meetings to which it is entitled to participate, as long as a certain value of shares of Series D Preferred Stock are outstanding. The Series D Preferred Stock has a liquidation preference equal to $1,000 per share, subject to adjustment upon the occurrence of certain enumerated events. In addition, the approval of holders of at least 66.667% of the issued and outstanding shares of Series D Preferred Stock is required for us to:

         o amend or change the rights, preferences, privileges or powers of the Series D Preferred Stock;

         o increase or decrease the authorized number of shares of the Series D Preferred Stock;

         o redeem any shares of Series B Preferred Stock or Common Stock (other than pursuant to (x) agreements with any of our employees, officers, directors or consultants giving us the right to repurchase shares of Common Stock upon termination of services or otherwise or (y) open market purchases approved by a majority of the disinterested members of the Board of Directors);

         o declare or pay any dividend (other than a stock split or stock dividend on shares of Common Stock) on any share of Common Stock or Series B Preferred Stock; and

         o issue Common Stock issued for compensatory purposes to our directors, officers and employees not approved by the Compensation Committee or Stock Option Committee of the Board of Directors.

         Series E Convertible Preferred Stock - We have the authority to issue up to 5,000,000 shares of Series E Preferred Stock, of which 3,913,669 shares were issued and outstanding as of February 18, 2005. Each share of the Series E Preferred Stock is convertible into 1,000 shares of our Common Stock, subject to adjustment upon the occurrence of certain enumerated events, and this conversion will occur automatically as of the date that the Certificate of Amendment is filed with the Delaware Secretary of State. The holders of the Series E Preferred Stock are entitled to receive dividends when, as, and if declared by the Board of Directors, and such dividends, if declared, shall not be cumulative. The holders of the Series E have the right to vote together with the holders of the Common Stock and the Series D Preferred Stock as a single class on any matter to be submitted to the holders of the Common Stock with each holder of the Series E Preferred Stock having the right to that number of votes equal to the number of shares of Common Stock which such share of Series E Preferred Stock would be convertible into as of the date of such vote. In addition, for so long as any shares of Series E Preferred Stock are outstanding, the holders of the Series E Preferred Stock shall be entitled to nominate and elect three directors (the "Series E Directors"), each of which such directors shall be entitled to one vote on all matters before the Board. Any vacancy on the Board occurring because of the death, resignation or removal of a director elected by the holders of the Series E Preferred Stock shall be filled by the vote or written consent of the holders of a majority of the outstanding shares of the Series E Preferred Stock. A director elected by the holders of the Series E Preferred Stock may be removed from the Board with or without cause only by the vote or consent of the holders of the majority of the outstanding shares of the Series E Preferred Stock, and the vacancy created thereby may be filled only by the vote or consent of such holders. The Series E Preferred Stock has a liquidation preference equal to $0.26 per share, subject to adjustment upon the occurrence of certain enumerated events. In addition, the approval of holders of at least 66.667% of the issued and outstanding shares of Series E Preferred Stock is required for us to:

         o create shares (or reclassify existing shares) having rights superior to or on parity with the Series E Preferred Stock;

         o amend or repeal any provision or add any provision to our Certificate of Incorporation if such action would materially adversely affect the holders of the Series E Preferred Stock or amend or repeal any provision of our bylaws if such action would materially adversely affect the holders of the Series E Preferred Stock in a manner different from the holders of the other outstanding shares of Preferred Stock;

         o alter or change the rights, preferences or privileges of the Series E Preferred Stock;

         o increase or decrease the authorized number of shares of Series E Preferred Stock;

         o issue any additional shares of our Series A Convertible Preferred Stock, Series B Preferred Stock, Series C Convertible Preferred Stock or Series D Preferred Stock or any securities convertible into or exchangeable or exercisable for any such series of Preferred Stock;

         o pay dividends or make distributions with respect to the Common Stock or the Preferred Stock (except for dividends on the Common Stock that are paid in shares of Common Stock);

         o redeem or repurchase any shares of our capital stock other than pursuant to equity incentive agreements with employees, consultants, officers or directors;

         o increase the authorized size of the Board above six members or decrease the authorized size of the Board below six members;

         o increase or decrease the number of votes to which each Series E Director is entitled; and

         o except as provided in the Certificate of Amendment, take any action that would result in an increase in the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock or Series D Preferred Stock.

         The Voting Agreement effectively modified certain of the rights and privileges of the Preferred Stock. For a description of these modifications, please see the description under the caption "Voting Agreement" set forth above. There are other modification of the rights of the holders of the Preferred Stock that will be effected upon the filing of the Certificate of Amendment. These modifications are described in detail in Item 5.03 below, "Amendments to Articles of Incorporation or Bylaws: Change in Fiscal Year."

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         Our Common Stock is currently quoted on the National Association of Securities Dealers-Over the Counter Bulletin Board ("OTCBB"). Our Common Stock has been previously listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") and the OTCBB as follows:

            From                            To             Ticker Market
------------------------------     -------------------     --------------
January 1, 2002                    Present                 NVNW OTCBB
December 12, 2000                  December 31, 2001       NVNW NASDAQ*
November 22, 2000                  December 11, 2000       EVNT NASDAQ
August 25, 1999                    November 21, 2000       EVNT OTCBB
Prior to August 25, 1999                                   ADII OTCBB

*Trading was halted by NASDAQ from July 30, 2001, until December 31, 2001.

         The following table sets forth the high and low bid prices of our Common Stock on the applicable markets for the quarterly periods indicated. Such prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions:

      Quarter Ending             Low            High
-------------------------     ----------     ----------
December 31, 2004             $    0.005     $     0.028
September 30, 2004            $    0.022     $     0.034
June 30, 2004                 $    0.021     $     0.030
March 31, 2004                $    0.022     $     0.032
December 31, 2003             $    0.020     $     0.040
September 30, 2003            $    0.017     $     0.050
June 30, 2003                 $    0.030     $     0.070
March 31, 2003                $    0.040     $     0.080
December 31, 2002             $    0.050     $     0.120
September 30, 2002            $    0.010     $     0.250

         Our Common Stock has experienced periods, including, without limitation, certain extended periods, of limited or sporadic quotations. As of December 31, 2005, there were approximately 1,212 record holders of our Common Stock, 18 record holders of our Series B Preferred Stock two record holders of our Series D Preferred Stock and one record holder of our Series E Preferred Stock.

         The holders of our Common Stock are entitled to receive dividends at such time and in such amounts as may be determined by our Board. However, we have not paid any dividends in the past and do not intend to pay cash dividends on our Common Stock for the foreseeable future. Prior to the execution of the Voting Agreement, the quarterly dividends due and payable to the holders of our Series D Preferred Stock take precedence over any declarations or payments of any dividends or distributions to holders of any of our other series of Preferred Stock or our Common Stock and are accrued, in the form of additional Preferred Stock, on a quarterly basis in arrears.

ITEM 3.02         UNREGISTERED SALES OF EQUITY SECURITIES

         On February 18, 2005, we issued 147,676,299 shares of newly issued, non-assessable shares of our Common Stock, and 3,913,669 shares of newly issued, non-assessable shares of our Series E Preferred Stock in exchange for the Berliner Assets. The shares of Common Stock and Series E Preferred Stock were issued to Berliner Communications pursuant to the private placement exemption available for such issuances under Section 4(2) of the Securities Act of 1933, as amended. Each share of the Series E Preferred Stock will convert into 1,000 shares of our Common Stock and such a conversion will occur automatically upon the filing of the Certificate of Amendment with the Delaware Secretary of State.

ITEM 3.03         MATERIAL MODIFICATIONS TO RIGHTS OF SECURITY HOLDERS

         The issuance of 147,676,299 shares of our Common Stock to Berliner Communications on February 18, 2005, resulted in significant dilution of the existing holders of our Common Stock, such that all of the 52,323,701 shares of Common Stock, which represented 100% of the issued and outstanding Common Stock as of February 17, 2005, represented only approximately 26.2% of the issued and outstanding shares of Common Stock on February 18, 2005.

         Furthermore, upon the filing of the Certificate of Amendment, among other things, the number of authorized shares of Common Stock will be increased to 6,000,000,000 shares and all of the shares of our Preferred Stock will be converted into an aggregate amount equal to 4,910,456,986 shares. This will result in the 52,323,701 shares of Common Stock, which represented 100% of the issued and outstanding Common Stock as of February 17, 2005, to represent only approximately 1.0% of our Common Stock after the automatic conversion of the Preferred Stock.

         On February 18, 2005, we issued to Berliner Communications 3,913,669 shares of our newly designated Series E Preferred Stock. For a description of the rights and privileges that attach to the shares of Series E Preferred Stock, please see Item 2.01 under the caption "Description of Capital Stock - Series E Convertible Preferred Stock".

         In addition, please refer to the disclosure below under Item 5.03 - "Amendments to Articles of Incorporation or Bylaws: Change in Fiscal Year."

ITEM 5.01         CHANGES IN CONTROL OF REGISTRANT

         As a result of us entering into the Purchase Agreement on February 18, 2005, a change of control occurred. As consideration for BCI's acquisition of the Berliner Assets, we issued to Berliner Communications 147,676,299 newly issued and non-assessable shares of our Common Stock and 3,913,669 newly issued and non-assessable shares of our Series E Preferred Stock.

         Consequently, Berliner Communications now holds 73.8% of our Common Stock and 100% of our Series E Preferred Stock. The holders of our Common Stock vote as a single class with the holders of our Series D Preferred Stock and the holder of our Series E Preferred Stock on an as-converted basis. Under those circumstances, Berliner Communications' ownership represents 84.8% of such voting power.

         Under the terms of the Purchase Agreement, Berliner Communications holds the right to appoint three directors. On February 18, 2005, our Board of Directors increased the authorized size of our Board from four to six and appointed Richard M. Berliner, Ralph R. Ianuzzi, Jr. and Mehran Nazari as members of our Board of Directors. The members of our Board immediately prior to the consummation of the Purchase Agreement have agreed to resign from their positions on the Board, effective as of the date that the Certificate of Amendment is filed with the Delaware Secretary of State.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

         Effective upon the date of the Acquisition, Barrett N. Wissman resigned his position as our Chairman of the Board. Barrett N. Wissman, Peter J. Mixter and John Stevens Robling, Jr. have agreed to resign from their positions as members of our Board, effective upon the date that the Certificate of Amendment is filed with the Secretary of State of Delaware. Upon the date the Certificate of Amendment is filed, the holders of our Series B Preferred Stock and Series D Preferred Stock will have the right to designate one member of our Board, pursuant to the terms of the Voting Agreement. See Item 2.01 - "Voting Agreement."

         In accordance with the terms of the Purchase Agreement, we appointed Richard M. Berliner as our Chairman of the Board and as our Chief Executive Officer, effective as of February 18, 2005.

         In accordance with the terms and conditions of the Purchase Agreement, our Board exercised its authority pursuant to our Bylaws, to expand the number of members of the Board from four to six, and to appoint Richard M. Berliner, Ralph J. Ianuzzi, Jr. and Mehran Nazari to fill the vacant, and newly created director seats.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

         Issuance of the Series E Preferred Stock.

         As of February 18, 2005, our Certificate of Incorporation was amended to provide for the issuance of up to 5,000,000 shares of Series E Preferred Stock. A copy of the Certificate of Designation, Preferences and Rights for the Series E Convertible Preferred Stock is attached as Exhibit 3.10 to this report. For a description of the rights and privileges that attach to the shares of Series E Preferred Stock, please see Item 2.01 under the caption "Description of Capital Stock - Series E Convertible Preferred Stock."

         Pending Amendment to our Certificate of Incorporation.

         No earlier than twenty days after we file and mail our Definitive Information Statement of Schedule 14C disclosing the approval by less than unanimous written consent of: (1) holders of a majority of our Common Stock voting as a single class with the holders of the Series D Preferred Stock and the Series E Preferred Stock; (2) the holders of the Series B Preferred Stock, voting as a single class; (3) the holders of the Series D Preferred Stock, voting as a single class; and (4) the holders of the Series E Preferred Stock, voting as a single class, we will file the Certificate of Amendment that will, among other things:

         o Increase the aggregate number of shares which we shall have the authority to issue from 225,000,000 to 6,600,000,000 shares, of which 6,000,000,000 shares shall be shares of Common Stock of a par value of $0.00002 each, and 600,000,000 shares shall be shares of Preferred Stock of a par value of $0.00002 each;

         o Change our name from Novo Networks, Inc. to Berliner Communications, Inc.;

         o Amend the Certificate of Designation, Preference and Rights of Series B Preferred Stock to reduce the conversion price of the Series B Preferred Stock to $0.014018, and thereby increase the number of shares of Common Stock issuable upon conversion of such shares of the Series B Preferred Stock to 321,015,546;

         o Amend the Certificate of Designation, Preference and Rights of Series D Preferred Stock to reduce the conversion price of the Series D Preferred Stock to $0.014018, and thereby increase the number of shares of Common Stock issuable upon conversion of such shares of the Series D Preferred Stock to 675,773,394;

         o Provide that upon the filing of the Certificate of Amendment, all shares of Series B Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock shall be automatically converted into Common Stock;

         o Effect a 1:300 reverse stock split, such that the outstanding shares of Common Stock and Preferred Stock will be reclassified and one new share of Common Stock, par value $0.0002 per share, will be issued for every three hundred shares of existing Common Stock, par value $0.00002 per share, and one new share of Preferred Stock, par value $0.0002 per share, will be issued for every 300 shares of existing Preferred Stock, par value $0.00002 per share.; and

         o Amend the Certificate of Incorporation, such that the aggregate number of shares that we will have the authority to issue is 22,000,000 shares of which 20,000,000 shares shall be shares of Common Stock of a par value of $0.0002, and 2,000,000 shares shall be shares of Preferred Stock of a par value of $0.0002.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

   (a) Financial Statements of Business Acquired

         As permitted by Form 8-K, the historical financial information required by Regulation S-X will be filed by an amendment to this Report no later than May 4, 2005.

   (b) Pro forma Financial Information

         As permitted by Form 8-K, the pro forma financial information required by Regulation S-X will be filed by an amendment to this Report no later than May 4, 2005.

   (c) Exhibits

         EXHIBIT NO.                                            DESCRIPTION
         --------------   ----------------------------------------------------------------------------------------
         2.3              Asset Purchase Agreement, Dated as of February 18, 2005, Among Berliner
                          Communications, Inc., BCI Communications, Inc. and Novo Networks, Inc. (1)

         3.10             Certificate of Designation, Rights and Preferences of Series E Convertible Preferred
                          Stock, filed on February 18, 2005.

         3.11             Form of Certificate of Amendment to Certificate of Incorporation

         9.2.             Form of Voting Agreement by and among Novo Networks, Inc., Berliner Communications,
                          Inc., all of the holders of Novo Networks, Inc. Series D Convertible Preferred Stock,
                          all of the holders of Novo Networks, Inc. Series E Convertible Preferred Stock and
                          certain of the holders of Novo Networks, Inc. Series B Convertible Preferred Stock,
                          with Schedule of Differences.

----------
         (1) The exhibits and schedules to the Asset Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. We will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.




                                              NOVO NETWORKS, INC.


         Date: February 25, 2005              By: /s/ RICHARD M. BERLINER
                                                  ------------------------------
                                                  Richard M. Berliner
                                                  Chief Executive Officer